UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        ClickSoftware Technologies Ltd.
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                                (Name of Issuer)

                                Ordinary Shares
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                         (Title of Class of Securities)

                                   M25082104
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                                 (CUSIP Number)

                               December 31, 2005
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   M25082104
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     1.   Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          DR. MOSHE BENBASSAT
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [_]
          (b) [X]
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization
          Israel

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               5.   Sole Voting Power
                --------------------------------------
Number of
Shares         6.   Shared Voting Power 5,515,939*
Beneficially    --------------------------------------
Owned by
Each           7.   Sole Dispositive Power
Reporting      --------------------------------------
Person With
               8. Shared Dispositive Power 5,515,939*

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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          5,515,939*
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)

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     11.  Percent of Class Represented by Amount in Row (9) 20.0%

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     12.  Type of Reporting Person (See Instructions)

          IN
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* Dr. Moshe BenBassat disclaims beneficial ownership of the 2,246,887 shares held by his spouse, Idit BenBassat.

ITEM 1.

     (a)  Name of Issuer
          ClickSoftware Technologies Ltd.

     (b)  Address of Issuer's Principal Executive Offices
          34 Habarzel Street
          Tel Aviv, Israel

ITEM 2.

     (a)  Name of Person Filing Dr. Moshe BenBassat

     (b) Address of Principal Business Office or, if none, Residence 34 Habarzel Streel
          Tel Aviv, Israel

     (c)  Citizenship Israel

     (d)  Title of Class of Securities Ordinary Shares

     (e)  CUSIP Number
          M25082104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable.


ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 5,515,939*

     (b) Percent of class: 20.0%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote_____

          (ii) Shared power to vote or to direct the vote 5,515,939*

          (iii) Sole power to dispose or to direct the disposition of_____

          (iv) Shared power to dispose or to direct the disposition of 5,515,939*

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



2,246,887 shares are held by Idit BenBassat.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.



ITEM 10. CERTIFICATION

Not applicable.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        FEBRUARY 15, 2006
                        ------------------------------------------------------
                                               Date


                        ------------------------------------------------------
                                            Signature

                             /s/  DR. MOSHE BENBASSAT, CHIEF EXECUTIVE OFFICER
                        ------------------------------------------------------
                                           Name/Title